Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221470

Prospectus

16,829,366 Ordinary Shares and

8,414,683 Warrants

of

QUOTIENT LIMITED

This prospectus relates to: (i) the disposition from time to time of up to 16,829,366 ordinary shares of nil par value per share (the “ordinary shares” or “shares”), 7,864,683 of which (the “new ordinary shares”) are owned by the selling security holders named on page 8 of this prospectus on the date hereof, 8,414,683 of which (the “new warrant shares”) are issuable upon exercise of warrants to purchase our ordinary shares at an exercise price of $5.80 per share (the “new warrants”) owned by the selling security holders on the date hereof, and 550,000 of which (the “pre-funded warrant shares” and, together with the new warrant shares, the “warrant shares”) are issuable upon exercise of pre-funded warrants to purchase our ordinary shares at an exercise price of $0.01 per share (the “pre-funded warrants” and, together with the new warrants, the “warrants”) owned by the selling security holders on the date hereof, (ii) the disposition from time to time of up to 8,414,683 new warrants owned by the selling security holders on the date hereof, and (iii) the initial issuance of the new warrant shares upon the exercise of the new warrants acquired from the selling security holders pursuant to this prospectus. See “Selling Security Holders.” We refer to the new ordinary shares, warrant shares and new warrants, when taken together, as the “securities.”

The 7,864,683 new ordinary shares, 8,414,683 new warrants and 550,000 pre-funded warrants were issued to the selling security holders in connection with a private placement. This prospectus does not necessarily mean that the selling security holders will offer or sell the securities. We cannot predict when or in what amounts the selling security holders may sell any of the securities offered by this prospectus. The prices at which the selling security holders may sell the securities will be determined by the prevailing market price for the securities or in negotiated transactions. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with the selling security holders.

We will not receive any proceeds from the sale or other disposition of securities covered by this prospectus by the selling security holders. We will, however, receive the proceeds of any exercises of the warrants, which, if received, would be used by us for working capital, operating expenses and general corporate purposes. We will not be paying any underwriting discounts or commissions in this offering. The selling security holders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the securities. We will bear all costs, expenses and fees in connection with the registration of the securities other than certain fees and disbursements of legal counsel to the selling security holders. See “Selling Security Holders” and “Plan of Distribution.”

Our ordinary shares are listed on The NASDAQ Global Market under the symbol “QTNT.” On November 20, 2017, the closing sale price of our ordinary shares on The NASDAQ Global Market was $4.22 per share.

There is no established public trading market for the new warrants and we do not expect a market to develop. Without an active trading market, we expect the liquidity of the new warrants will be limited.

The selling security holders identified in this prospectus from time to time may offer and resell the securities held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus. Each of the selling security holders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of any of the securities to be made directly or through agents.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in our securities. Please see the section entitled “Risk Factors” beginning on page 4 of this prospectus, as well as the sections entitled “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended March 31, 2017 and any subsequently filed Quarterly Reports on Form 10-Q, which reports are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No Jersey regulatory consent is required in respect of the offering subject of this prospectus and, consequently, no consent has been sought from the Jersey Financial Services Commission in connection with this prospectus.

The date of this prospectus is November 21, 2017.

- i -

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling security holders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. Neither we nor the selling security holders have authorized anyone to provide any information or to make any representations other than that contained in or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Do not rely upon any information or representations made outside of such sources. Neither we nor the selling security holders take any responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. Neither the selling security holders nor we are making an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where the offer, sale or solicitation is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any free writing prospectus prepared by us is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since such date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit either to the registration statement of which this prospectus is a part or any document incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant made to you or for your benefit. Moreover, such representations, warranties or covenants were accurate only as of the date they were made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Our trademark portfolio includes both United States and foreign trademark registrations and pending United States and foreign trademark applications. Other trademarks or trade names referred to in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus and the documents incorporated by reference herein are generally referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Certain market and industry data and forecasts included in or incorporated by reference in this prospectus were obtained from independent market research, industry publications and surveys, governmental agencies and publicly available information. We did not fund and are not otherwise affiliated with the third party sources that we cite. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we are not aware of any misstatements regarding the market or industry data presented or incorporated by reference herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Our fiscal year ends on March 31. Unless otherwise noted, any reference to a year preceded by the word “fiscal” refers to the twelve months ended March 31 of that year. For example, references to “fiscal 2017” refer to the twelve months ended March 31, 2017. Any reference to a year not preceded by “fiscal” refers to a calendar year.

For investors outside of the United States: We have not done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

- ii -

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Unless the context requires otherwise, references in this prospectus to “Quotient,” the “Company,” “we,” “us” and “our” refer to Quotient Limited and its consolidated subsidiaries.

Overview

We are a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. Our initial focus is on blood grouping and donor disease screening, which is commonly referred to as transfusion diagnostics. Blood grouping involves specific procedures performed at donor or patient testing laboratories to characterize blood, which includes antigen typing and antibody identification. Disease screening involves the screening of donor blood for unwanted pathogens using two different methods, a serological approach (testing for specific antigens or antibodies) and a molecular approach (testing for DNA or RNA).

We have over 30 years of experience developing, manufacturing and commercializing conventional reagent products used for blood grouping within the global transfusion diagnostics market. We are developing MosaiQ, our proprietary technology platform, to better address the comprehensive needs of this large and established market. MosaiQ will initially comprise two separate microarrays, one for blood grouping and one for serological disease screening, and a high-throughput instrument. We are also developing a third microarray for molecular disease screening. We believe MosaiQ has the potential to transform transfusion diagnostics, significantly reducing the cost of blood grouping in the donor and patient testing environments, while improving patient outcomes.

We have a proven track record and significant expertise in product development, manufacturing and quality assurance, tailored to the highly regulated transfusion diagnostics market. We currently derive revenue from a portfolio of products used for blood grouping, as well as whole blood controls used daily for quality assurance testing of third-party blood grouping instruments. We have introduced a range of U.S. Food and Drug Administration (“FDA”) licensed products in the United States under the Quotient brand, which we sell directly to donor testing laboratories, hospitals and independent patient testing laboratories. We also develop, manufacture and sell conventional reagent products to original equipment manufacturers (“OEMs”), such as Ortho-Clinical Diagnostics, Inc., Bio-Rad Laboratories, Inc. and Grifols S.A.

We are developing additional conventional reagent products for our OEM customers and for sale directly in the United States under the Quotient brand.

Corporate History and Information

Quotient Limited is a limited liability no par value company incorporated under the laws of Jersey, Channel Islands. Our registered address is 28 Esplanade, St Helier, JE2 3QA, Jersey, Channel Islands. Our agent for service of process is our wholly owned U.S. subsidiary, Quotient Biodiagnostics, Inc., 301 South State Street, Suite S-204, Newton, Pennsylvania 18940.

We were incorporated in Jersey, Channel Islands in 2012. Our principal executive offices are located at B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland, and our telephone number is 011-41-22-716-9800. Our website address is www.quotientbd.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our securities.

THE OFFERING

Securities Offered By Selling Security Holders:	•	Up to 16,829,366 ordinary shares, 7,864,683 of which are owned by the selling security holders on the date hereof, 8,414,683 of which are issuable upon exercise of new warrants owned by the selling security holders on the date hereof, and 550,000 of which are issuable upon exercise of pre-funded warrants owned by the selling security holders on the date hereof;

•	Up to 8,414,683 new warrants owned by the selling security holders on the date hereof; and

•	The initial issuance of new warrant shares upon the exercise of the new warrants acquired from the selling security holders pursuant to this prospectus.

Ordinary Shares(1):

Number of ordinary shares outstanding before this offering:	45,559,214

Number of ordinary shares to be outstanding after this offering:	54,523,897, assuming all warrants are exercised by the selling security holders. There is no assurance that the holders of warrants will elect to exercise any or all of the warrants.

New Warrants:

Number of new warrants outstanding before this offering(1):	8,414,683

Number of new warrants to be outstanding after this offering:	8,414,683, assuming no new warrants are exercised by the selling security holders.

Use of Proceeds:	We will not receive any proceeds from the sale or other disposition of the securities covered by this prospectus by the selling security holders. We will, however, receive the proceeds of any exercises of the warrants, which, if received, would be used by us for working capital, operating expenses and general corporate purposes.

Listing:	Our ordinary shares are listed on NASDAQ under the symbol “QTNT.”

There is no established trading market for the new warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the new warrants on any national securities exchange or other trading market. Without an active trading market, we expect the liquidity of the new warrants will be limited.

(1)	As of October 30, 2017.

Risk Factors:	Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in our securities. Please see the section entitled “Risk Factors” beginning on page 4 of this prospectus, as well as the sections entitled “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended March 31, 2017 and any subsequently filed Quarterly Reports on Form 10-Q, which reports are incorporated by reference in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors described below as well as those described in the sections “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and any subsequently filed Quarterly Reports on Form 10-Q, which reports are incorporated by reference in this prospectus and other information contained in or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment, if required, before purchasing any of our securities. Any of these risks could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Related to the New Warrants

There is no public market for the new warrants.

There is no established public trading market for the new warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the new warrants on any national securities exchange or other trading market. Without an active market, we expect the liquidity of the new warrants will be limited.

Holders of our new warrants will generally not have rights as an ordinary shareholder until such holders exercise their new warrants and acquire our ordinary shares.

Except as set forth in the new warrants, until holders of new warrants acquire our ordinary shares upon exercise of the new warrants, holders of new warrants will generally not have rights with respect to the ordinary shares underlying such new warrants. Upon exercise of the new warrants, the holders thereof will be entitled to exercise the rights of an ordinary shareholder only as to matters for which the record date occurs on or after the exercise date.

Due to the speculative nature of new warrants, there is no guarantee that it will ever be profitable for purchasers of the new warrants to exercise their new warrants.

Purchasers of the new warrants may exercise their right to acquire the ordinary shares underlying their new warrants at any time after their date of issuance by paying an exercise price of $5.80 per share, subject to adjustment in accordance with the terms of the new warrants, prior to their expiration on July 31, 2018, after which date any unexercised new warrants will expire and have no further value. There can be no assurance that the market price of our ordinary shares will ever equal or exceed the exercise price of the new warrants, and, consequently, whether it will ever be profitable for investors to exercise their new warrants.

Significant holders of our ordinary shares may not be permitted to exercise new warrants that they hold.

Subject to certain exceptions, a holder of new warrants will not have the right to exercise any portion of the new warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of our ordinary shares outstanding immediately after the exercise. As a result, significant holders of our ordinary shares may not be able to exercise their new warrants for ordinary shares at a time when it would be financially beneficial for them to do so. In such circumstance, significant holders of our ordinary shares could seek to sell their new warrants to realize value, but they may be unable to do so.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, and other future conditions, and include estimates and projections. Forward-looking statements can be identified by words such as “strategy,” “objective,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “might,” “design” and other similar expressions, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in or incorporated by reference in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain, and are subject to numerous known and unknown risks and uncertainties.

Forward-looking statements include statements about:

•	the development, regulatory approval and commercialization of MosaiQ;

•	the design of blood grouping and disease screening capabilities of MosaiQ and the benefits of MosaiQ for both customers and patients;

•	future demand for and customer adoption of MosaiQ, the factors that we believe will drive such demand and our ability to address such demand;

•	our expected profit margins for MosaiQ;

•	the size of the market for MosaiQ;

•	the regulation of MosaiQ by the FDA or other regulatory bodies, or any unanticipated regulatory changes or scrutiny by such regulators;

•	future plans for our conventional reagent products;

•	the status of our future relationships with customers, suppliers, and regulators relating to our conventional reagent products;

•	future demand for our conventional reagent products and our ability to meet such demand;

•	our ability to manage the risks associated with international operations;

•	anticipated changes, trends and challenges in our business and the transfusion diagnostics market;

•	the effects of competition;

•	the expected outcome or impact of litigation;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our anticipated cash needs and our expected sources of funding, including the achievement of product development milestones and proceeds from exercises of our outstanding warrants, and our estimates regarding our capital requirements and capital expenditures; and

•	our plans for executive and director compensation for the future.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. The inclusion of forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations that we contemplate will be achieved. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.

Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the factors referenced in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference herein, including those set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” therein. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements included in and incorporated by reference in this prospectus.

Many important factors, in addition to the factors described in this prospectus and the documents incorporated by reference herein, may adversely and materially affect our results as indicated in forward-looking statements. You should read this prospectus, the documents that we have incorporated by reference herein and the documents that we have filed as exhibits to either the registration statement of which this prospectus is a part or any document incorporated by reference herein, as well as any prospectus supplement or post-effective amendment, if required, completely and with the understanding that our actual future results may be materially different and worse from what we expect.

The forward-looking statements in this prospectus and the documents incorporated by reference herein represent our views as of the date of this prospectus or such document, as applicable. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the securities covered by this prospectus by the selling security holders. We will, however, receive the proceeds of any exercises of warrants which, if received, would be used by us for working capital, operating expenses and general corporate purposes.

We will not be paying any underwriting discounts or commissions in this offering. The selling security holders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the securities. We will bear all costs, expenses and fees in connection with the registration of the securities other than certain fees and disbursements of legal counsel to the selling security holders.

The exercise price of the new warrants held by the selling security holders is $5.80 per ordinary share. The exercise price of the pre-funded warrants held by the selling security holders is $0.01 per ordinary share. There can be no assurance the warrants will be exercised by the selling security holders or at all.

SELLING SECURITY HOLDERS

The ordinary shares and new warrants being offered by the selling security holders are those previously issued to the selling security holders and the ordinary shares issuable to the selling security holders upon exercise of the warrants, which we refer to as the “warrant shares.” The pre-funded warrants issued to certain of the selling security holders are not being offered by the selling security holders pursuant to this prospectus. For additional information regarding the issuances of ordinary shares and warrants, which we refer to as the “private placement”, see our Current Report on Form 8-K filed on October 25, 2017 (which we refer to as the “Private Placement 8-K”), which is incorporated by reference herein.

We are registering the ordinary shares and new warrants in order to permit the selling security holders and their donees, pledgees, transferees or other successors-in-interest that receive their ordinary shares and new warrants after the date of this prospectus to offer the ordinary shares and new warrants, as well as any ordinary shares that we may issue or may be issuable by reason of any share split, share dividend or similar transaction involving the ordinary shares or new warrants, for resale from time to time in the manner contemplated under “Plan of Distribution.” Except for the ownership of the ordinary shares and the new warrants, or as otherwise set forth in the table and related footnotes below, the selling security holders have not had any material relationship with us within the past three years.

As noted above, we are registering both the new warrants and the underlying warrant shares issuable upon exercise of the warrants beneficially owned by the selling security holders. Accordingly, a selling security holder may either sell new warrants pursuant to this prospectus, in which case it would not sell the new warrant shares issuable upon exercise of such new warrants, or new warrant shares pursuant to this prospectus following the exercise of its new warrants, in which case it would not sell the new warrants that were exercised.

The table below lists the selling security holders and other information regarding the beneficial ownership of the ordinary shares and new warrants by each of the selling security holders based in part on information provided to us by the selling security holders.

The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling security holder, based on its ownership of our ordinary shares and warrants, as of October 30, 2017, assuming full exercise of the warrants held by the selling security holders on that date, subject to any limitations on exercise set forth in the warrants. The fourth column lists the maximum number of ordinary shares being offered by this prospectus by the selling security holders. The sixth column lists the number of new warrants beneficially owned by each selling security holder as of October 30, 2017, assuming no exercise of the new warrants held by the selling security holders on that date. The seventh column lists the maximum number of new warrants being offered by this prospectus by the selling security holders.

In accordance with the terms of the registration rights agreement with the holders of the ordinary shares and the warrants that we entered into in connection with the private placement, this prospectus generally covers the resale of that number of ordinary shares and new warrants equal to the number of new ordinary shares and new warrants held by such holders and the number of warrant shares issuable upon exercise of the warrants held by such holders in the private placement described in our Current Report on Form 8-K filed on October 25, 2017, determined as if the outstanding warrants were exercised, as applicable, in full, in each case, as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC. For purposes of showing the percentage of ordinary shares owned by the selling security holders after this offering, the fifth column assumes the full exercise of all the warrants held by the selling security holders and the sale of all of the ordinary shares offered by the selling security holders pursuant to this prospectus. Furthermore, the selling security holders will hold no new warrants upon completion of this offering, assuming the sale of all new warrants offered by this prospectus. However, because the selling security holders may sell all or some of their shares or new warrants under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares or new warrants that will be sold by the selling security holders or that will be held by the selling security holders after completion of any sales. We do not know how long the selling security holders will hold the shares or new warrants before selling them.

Information concerning the selling security holders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

	Ordinary Shares				New Warrants
Selling Security Holder	Beneficial Ownership Prior to Offering	Percentage of Class Owned Prior to Offering	Maximum Number to be Sold Pursuant to this Prospectus	Percentage of Class Owned After Offering	Beneficial Ownership Prior to Offering	Maximum Number to be Sold Pursuant to this Prospectus
Perceptive Life Sciences Master Fund, Ltd.(1)(15)	8,339,054	17.42%	4,612,068	7.79%	2,306,034	2,306,034

Highbridge Capital Management, LLC(2)	4,657,994	9.73%	4,612,066	*	2,306,033	2,306,033

Polar Capital LLP(3)(15)	4,554,037	9.99%	3,448,274	2.31%	1,724,137	1,724,137

Cormorant Asset Management, LLC(4)(15)	4,557,194	9.99%	2,025,860	5.44%	1,012,930	1,012,930

Sio Capital Management LLC(5)	1,670,300	3.62%	1,077,582	1.29%	538,791	538,791

Galen Partners(6)(15)	7,329,074	15.94%	839,456	14.11%	419,728	419,728

Christopher Lindop(7)(15)	154,930	*	104,930	*	52,465	52,465

Paul Cowan(8)(15)	3,496,565	7.63%	62,958	7.49%	31,479	31,479

Brian McDonough(9)(15)	109,071	*	20,986	*	10,493	10,493

Frederick Hallsworth(10)(15)	87,568	*	10,494	*	5,247	5,247

Jeremy Stackawitz(11)(15)	213,606	*	4,198	*	2,099	2,099

Tom Bologna(12)(15)	160,683	*	4,198	*	2,099	2,099

Sarah O’Connor(13)(15)	41,000	*	4,198	*	2,099	2,099

Heino von Prondzynski(14)(15)	68,055	*	2,098	*	1,049	1,049

Total	35,439,131	64.44%	16,829,366	33.84%	8,414,683	8,414,683

*	Represents beneficial ownership of less than one percent of the outstanding ordinary shares.
1.	Perceptive Advisors, LLC (“Perceptive”) is the investment advisor of Perceptive Life Sciences Master Fund Ltd. (“Perceptive Life Sciences”). Joseph E. Edelman, as the General Partner of Perceptive, has voting and investment power over all of the ordinary shares and new warrants held by Perceptive Life Sciences. Ordinary shares being offered include (i) 2,306,034 ordinary shares, and (ii) 2,306,034 ordinary shares issuable upon exercise of new warrants. The business address of Perceptive is 51 Astor Place, New York, NY 10003.
2.

Highbridge Capital Management, LLC (“HCM”) is the trading manager to 1992 Tactical Credit Master Fund, L.P. (“1992 TCMF”) and 1992 MSF International Ltd. (“1992 MSF”), and may be deemed to be the beneficial owner of the ordinary shares and new warrants held by 1992 TCMF and 1992 MSF. Ordinary shares being offered include (i) 1,573,275 ordinary shares held by 1992 MSF, (ii) 732,758 ordinary shares held by 1992 TCMF, (iii) 1,573,275 ordinary shares issuable upon exercise of new warrants held by 1992 MSF, and (iv) 732,758 ordinary shares issuable upon exercise of new warrants held by 1992 TCMF. New warrants being offered include (i) 1,573,275 new warrants held by 1992 MSF, and (ii) 732,758 new warrants held by 1992 TCMF. Ordinary shares beneficially owned include (i) the ordinary shares and ordinary shares issuable upon exercise of new warrants described above, (ii) 20,660 ordinary shares held by 1992 MSF, and

(iii) 25,268 ordinary shares held by 1992 TCFM. Each of 1992 TCMF and 1992 MSF disclaim any beneficial ownership of the ordinary shares and new warrants. The business address of HCM is 40 West 57th Street, 32nd Floor., New York, NY 10019.
3.	Polar Capital LLP is the investment manager of Polar Capital Global Healthcare Trust plc, Polar Capital Funds plc – Biotechnology Fund, and Polar Capital Funds plc – Healthcare Opportunities Fund. Ordinary shares and new warrants are held of record by the Northern Trust Company on behalf of Polar Capital Funds plc – Healthcare Opportunities Fund and Polar Capital Funds plc – Biotechnology Fund, and by HSBC Bank USA NA on behalf of Polar Capital Global Healthcare Trust plc. Daniel Mahony, Gareth Powell and David Pinniger are the partners of Polar Capital LLP and have investment control over the shares held by Polar Capital Global Healthcare Trust plc, Polar Capital Funds plc – Biotechnology Fund and Polar Capital Funds plc – Healthcare Opportunities Fund. Ordinary shares being offered include (i) 257,136 ordinary shares held by Polar Capital Global Healthcare Trust plc, (ii) 146,767 ordinary shares held by Polar Capital Funds plc – Biotechnology Fund, (iii) 770,234 ordinary shares held by Polar Capital Funds plc – Healthcare Opportunities Fund, (iv) 377,586 ordinary shares issuable upon exercise of new warrants held by Polar Capital Global Healthcare Trust plc, (v) 215,517 ordinary shares issuable upon exercise of new warrants held by Polar Capital Funds plc – Biotechnology Fund, (vi) 1,131,034 ordinary shares issuable upon exercise of new warrants held by Polar Capital Funds plc – Healthcare Opportunities Fund, (vii) 120,450 ordinary shares issuable upon exercise of pre-funded warrants held by Polar Capital Global Healthcare Trust plc, (viii) 68,750 ordinary shares issuable upon exercise of pre-funded warrants held by Polar Capital Funds plc – Biotechnology Fund, and (ix) 360,800 ordinary shares issuable upon exercise of pre-funded warrants held by Polar Capital Funds plc – Healthcare Opportunities Fund. New warrants being offered include (i) 377,586 new warrants held by Polar Capital Global Healthcare Trust plc, (ii) 215,517 new warrants held by Polar Capital Funds plc – Biotechnology Fund, and (iii) 1,131,034 new warrants held by Polar Capital Funds plc – Healthcare Opportunities Fund. Beneficial ownership is calculated by excluding 2,247,394 ordinary shares that are issuable upon exercise of the warrants, but may not be exercised as of November 9, 2017 due to certain provisions in the warrants which limit the exercisability of the warrants if, after giving effect to such exercise, the holder’s beneficial ownership of ordinary shares would exceed 9.99% (the “blocker provision”). The maximum number of ordinary shares to be sold pursuant to this offering is determined without giving effect to the blocker provision. Ordinary shares beneficially owned include (i) the ordinary shares and ordinary shares issuable upon exercise of warrants described above, excluding 2,247,394 ordinary shares that are not currently exercisable due to the blocker provision, (ii) 390,373 ordinary shares held by Polar Capital Global Healthcare Trust plc, (iii) 400,000 ordinary shares held by Polar Capital Funds plc – Biotechnology Fund, and (iv) 2,562,784 ordinary shares held by Polar Capital Funds plc – Healthcare Opportunities Fund. The business address of Polar Capital LLP is 16 Palace Street, London SW1E 5JD.
4.

The sole general partner of Cormorant Global Healthcare Master Fund, LP (“Global Healthcare Master Fund”) is Cormorant Global Healthcare GP, LLC (“Cormorant Global GP”), and the sole investment manager of CRMA SPV, L.P. (“CRMA”), is Cormorant Asset Management, LLC (“Cormorant Asset Management”). Bihua Chen is the sole managing member of Cormorant Global GP and Cormorant Asset Management, and may be deemed to have sole voting and investment power of the securities held by Global Healthcare Master Fund and CRMA. Ordinary shares being offered include (i) 168,956 ordinary shares held by CRMA, (ii) 843,974 ordinary shares held by Global Healthcare Master Fund, (iii) 168,956 ordinary shares issuable upon exercise of new warrants held by CRMA, and (iv) 843,974 ordinary shares issuable upon exercise of new warrants held by Global Healthcare Master Fund. New warrants being offered include (i) 168,956 new warrants held by CRMA, and (ii) 843,974 new warrants held by Global Healthcare Master Fund. Beneficial ownership is calculated by excluding 954,587 ordinary shares that are issuable upon exercise of the warrants, but may not be exercised as of November 9, 2017 due to the blocker provision. The maximum number of ordinary shares to be sold pursuant to this offering is determined without giving effect to the blocker provision. Ordinary shares beneficially owned include (i) the ordinary shares and ordinary shares issuable upon exercise of warrants described above, excluding 954,587 ordinary shares that are not currently exercisable due to the blocker provision, (ii) 586,186 ordinary shares held by CRMA, and (iii) 2,899,735 ordinary shares held by Global Healthcare Master Fund. Bihua Chen disclaims beneficial ownership of such securities except to the extent of her pecuniary interest therein. The business address of Cormorant Global GP and Cormorant Asset Management is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
5.	Sio Capital Management LLC (“Sio Capital Management”) is the Investment Manager of Sio Partners LP (“Sio Partners”), Sio Partners Master Fund LP “(Sio Partners Master Fund”), Compass MAV LLC (“Compass MAV”), and Compass Offshore MAV Ltd. (“Compass Offshore”). Sio GP LLC (“Sio GP”) is the General Partner of Sio Partners and Sio Partners Master Fund. Michael Castor is the Managing Member of Sio Capital Management and Sio GP. Ordinary shares being offered include (i) 162,106 ordinary shares held by Sio Partners, (ii) 118,879 ordinary shares held by Sio Partners Master Fund, (iii) 169,326 ordinary shares held by Compass MAV, (iv) 88,480 ordinary shares held by Compass Offshore, (v) 162,106 ordinary shares issuable upon exercise of new warrants held by Sio Partners, (vi) 118,879 ordinary shares issuable upon exercise of new warrants held by Sio Partners Master Fund, (vii) 169,326 ordinary shares issuable upon exercise of new warrants held by Compass MAV, and (viii) 88,480 ordinary shares issuable upon exercise of new warrants held by Compass Offshore. New warrants being offered include (i) 162,106 new warrants held by Sio Partners, (ii) 118,879 new warrants held by Sio Partners Master Fund, (iii) 169,326 new warrants held by Compass MAV, and (iv) 88,480 new warrants held by Compass Offshore. Ordinary shares beneficially owned include (i) the ordinary shares and ordinary shares issuable upon exercise of new warrants described above, (ii) 178,331 ordinary shares held by Sio Partners, (ii) 130,777 ordinary shares held by Sio Partners Master Fund, (iii) 186,273 ordinary shares held by Compass MAV, and (iv) 97,337 ordinary shares held by Compass Offshore. Pursuant to Rule 13d-4 under the Exchange Act, each of Sio Capital Management LLC, Sio GP LLC and Michael Castor disclaims beneficial ownership over the securities held of record by the funds. The business address of the shareholders is Sio Capital Management, LLC, 535 Fifth Avenue, Suite 910, New York, NY 10017.
6.	John Wilkerson, David Jahns, and Zubeen Shroff exercise voting, investment and dispositive rights over securities held of record by Galen Partners International V, L.P. (“Galen International”), Galen Partners V, L.P. (“Galen Partners V”) and Galen Management, LLC (“Galen Management” and, collectively, “Galen Partners”). Ordinary shares being offered include (i) 33,033 ordinary shares held by Galen International, (ii) 386,695 ordinary shares held by Galen Partners V, (iii) 33,033 ordinary shares issuable upon exercise of new warrants held by Galen International, and (iv) 386,695 ordinary shares issuable upon exercise of new warrants held by Galen Partners V. New warrants being offered include (i) 33,033 new warrants held by Galen International, and (ii) 386,695 new warrants held by Galen Partners V. Ordinary shares beneficially owned include (i) the ordinary shares and ordinary shares issuable upon exercise of new warrants described above, (ii) 498,714 ordinary shares held by Galen International, (iii) 5,840,200 ordinary shares held by Galen Partners V, and (iv) 150,704 ordinary shares held by Galen Management, LLC. The business address of Galen Partners is 680 Washington Blvd., Stamford, CT 06901.
7.	Mr. Lindop is the Chief Financial Officer of our company. Ordinary shares being offered include (i) 52,465 ordinary shares held by Mr. Lindop, and (ii) 52,465 ordinary shares issuable upon exercise of new warrants held by Mr. Lindop.
8.	Mr. Cowan is the Chief Executive Officer and Chairman of the Board of Directors of our company. Ordinary shares being offered include (i) 31,479 ordinary shares held by Mr. Cowan, and (ii) 31,479 ordinary shares issuable upon exercise of new warrants held by Mr. Cowan. Ordinary shares beneficially owned include 58,145 ordinary shares and 248,432 options held of record by Mr. Cowan and 3,158,509 ordinary shares beneficially owned by Mr. Cowan’s spouse, Deidre Cowan, who exercises sole voting and dispositive power over 3,158,509 ordinary shares held of record by Quotient Biodiagnostics Group Limited.
9.	Mr. McDonough is a director of our company. Ordinary shares being offered include (i) 10,493 ordinary shares held by Mr. McDonough, and (ii) 10,493 ordinary shares issuable upon exercise of new warrants held by Mr. McDonough.
10.	Mr. Hallsworth is a director of our company. Ordinary shares being offered include (i) 5,247 ordinary shares held by Mr. Hallsworth, and (ii) 5,247 ordinary shares issuable upon exercise of new warrants held by Mr. Hallsworth.

11.	Mr. Stackawitz is President of our company. Ordinary shares being offered include (i) 2,099 ordinary shares held by Mr. Stackawitz, and (ii) 2,099 ordinary shares issuable upon exercise of new warrants held by Mr. Stackawitz.
12.	Mr. Bologna is a director of our company. Ordinary shares being offered include (i) 2,099 ordinary shares held by Mr. Bologna, and (ii) 2,099 ordinary shares issuable upon exercise of new warrants held by Mr. Bologna.
13.	Ms. O’Connor is a director of our company. Ordinary shares being offered include (i) 2,099 ordinary shares held by Ms. O’Connor, and (ii) 2,099 ordinary shares issuable upon exercise of new warrants held by Ms. O’Connor.
14.	Mr. von Prondzynski is a director of our company. Ordinary shares being offered include (i) 1,049 ordinary shares held by Mr. von Prondzynski, and (ii) 1,049 ordinary shares issuable upon exercise of new warrants held by Mr. von Prondzynski.
15.	In connection with the private placement, we entered into subscription agreements with the subscribers in the private placement. Pursuant to these subscription agreements, we engaged in the following transactions with our executive officers, directors and 5% shareholders, or their immediate family members:

a.	We issued the securities described in footnote 1 to Perceptive Life Sciences for an aggregate purchase price of $10,988,252.01;

b.	We issued the securities described in footnote 3 to Polar Capital Global Healthcare Trust plc, Polar Capital Funds plc – Biotechnology Fund and Polar Capital Funds plc – Healthcare Opportunities Fund for an aggregate purchase price of $8,278,762.81;

c.	We issued the securities described in footnote 4 to Global Healthcare Master Fund and CRMA for an aggregate purchase price of $4,826,611.45;

d.	We issued the securities described in footnote 6 to Galen International and Galen Partners V for an aggregate purchase price of $2,000,003.92;

e.	We issued the securities described in footnote 7 to Mr. Lindop for an aggregate purchase price of $249,995.73;

f.	We issued the securities described in footnote 8 to Mr. Cowan for an aggregate purchase price of $149,997.44;

g.	We issued the securities described in footnote 9 to Mr. McDonough for an aggregate purchase price of $49,999.15;

h.	We issued the securities described in footnote 10 to Mr. Hallsworth for an aggregate purchase price of $25,001.96;

i.	We issued the securities described in footnote 11 to Mr. Stackawitz for an aggregate purchase price of $10,001.74;

j.	We issued the securities described in footnote 12 to Mr. Bologna for an aggregate purchase price of $10,001.74;

k.	We issued the securities described in footnote 13 to Ms. O’Connor for an aggregate purchase price of $10,001.74; and

l.	We issued the securities described in footnote 14 to Mr. von Prondzynski for an aggregate purchase price of $4,998.49.

Pursuant to the subscription agreements, we agreed to reimburse the subscribers (other than our directors, officers and Galen International and Galen Partners V) for reasonable documented out-of-pocket fees of their legal counsel, up to a maximum of $200,000 in the aggregate for such subscribers, and we agreed to reimburse Galen Partners for reasonable documented out-of-pocket fees of its legal counsel, up to a maximum of $20,000 in the aggregate. In addition, in connection with the private placement, we also entered into a registration rights agreement with the subscribers. For more information, see the Private Placement 8-K, which is incorporated by reference herein.

For additional information regarding certain related party transactions involving our officers, directors and other related parties, see the section “Relationships and Related Party Transactions” in our definitive proxy statement, filed July 26, 2017, which is incorporated herein by reference.

DESCRIPTION OF OUR SECURITIES

General

Quotient Limited was originally formed as a private limited liability, no par value company named QBDG (Newco) Limited, on January 18, 2012 under the Companies (Jersey) Law 1991 (referred to below, as amended, as the “Jersey Companies Law”) with the registered number 109886. The company changed its name to Quotient Biodiagnostics Holdings Limited on January 27, 2012, and changed its name to Quotient Limited on May 10, 2013. On April 3, 2014, the company’s status was changed to a public limited liability no par value company.

The registered office of Quotient Limited is at c/o Quotient Limited, 28 Esplanade, St Helier, JE2 3QA, Jersey, Channel Islands, its principal executive office is at B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland.

Authorized and Issued Share Capital

We are a no par value company, meaning that our shares do not have any nominal or par value. Our constitutional documents permit us to issue an unlimited number of shares.

The issued share capital of our company as of October 30, 2017 was 45,559,214 fully paid ordinary shares of nil par value and 666,665 fully paid 7% cumulative redeemable preference shares of nil par value.

7% Cumulative Redeemable Preference Shares

On January 30, 2015, we issued in a private placement 666,665 7% cumulative redeemable preference shares, which we refer to below as the “preference shares”, at a price of $22.50 per share, for an aggregate subscription price of approximately $15 million. The material terms and provisions of the preference shares, as set forth in the Statement of Rights in relation to Preference Shares in the capital of the Company the (“Statement of Rights”) are summarized below. The following description is subject to, and qualified in its entirety by, the Statement of Rights, which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on January 30, 2015. You should review a copy of the Statement of Rights for a complete description of the terms and conditions applicable to the preference shares.

Each preference share has a right to a cumulative preferential dividend of 7% per annum of the subscription price paid for that preference share on and from the date of issue of such preference share to (but excluding) the date of redemption of such preference share (the “Preferential Dividend”). The Preferential Dividend accrues quarterly and is payable in connection with the redemption of the preference shares. We have the right (but are under no obligation) to make payments from time to time of some or all of the then accrued but unpaid Preferential Dividend balance, and will not declare or pay dividends or make any other distributions of income or profits to the holders of our ordinary shares for so long as any accrued Preferential Dividend remains accrued but unpaid.

The holders of the preference shares have the right to require us to redeem the preference shares after four years (the “Holder Redemption Trigger Date”), subject to our right to extend the Holder Redemption Trigger Date in one year increments up to a maximum of ten years from the issue date. We have the right to redeem all or some of the preference shares at any time. The preference shares are subject to automatic redemption upon a Change of Control of our company as defined in the Statement of Rights. On the redemption of the preference shares, we will first pay the amount of the accrued Preferential Dividend and then the redemption price per preference share, which is equal to the subscription price paid therefor.

On a winding-up or liquidation of our company, the preference shares will rank pari passu with our ordinary shares with respect to the repayment of amounts paid up thereon. Immediately prior to a winding-up or liquidation of our company, all accrued and unpaid Preferential Dividends in respect of the preference shares will be capitalized into new preference shares on the basis of one new preference share for each whole $22.50 of Preferential Dividend accrued.

The holders of the preference shares are subject to certain transfer restrictions and also have certain other rights described in the Statement of Rights.

Warrants Sold in the Private Placement

On October 26, 2017, October 27, 2017 and October 30, 2017, we issued a total of 8,964,683 warrants, which includes (i) 8,414,683 new warrants, at a purchase price of $0.125 per underlying new warrant share, exercisable for up to 8,414,683 new warrant shares at an exercise price of $5.80 per share, and (ii) 550,000 pre-funded warrants, at a purchase price of $4.755 per underlying pre-funded warrant share, exercisable for up to 550,000 pre-funded warrant shares at an exercise price of $0.01 per ordinary share. The material terms and provisions of the new warrants and pre-funded warrants sold in this private placement are summarized below. The following description is subject to, and qualified in its entirety by, the forms of new warrant and pre-funded warrant, which are filed as exhibits to the Private Placement 8-K, which is incorporated by reference into this prospectus. You should review copies of the forms of new warrant and pre-funded warrant for a complete description of the terms and conditions applicable to the warrants.

Term. The new warrants are exercisable at the option of the holder on any business day not later than 5:00 P.M., New York time, on or after the date of issuance and on or before July 31, 2018. The pre-funded warrants are exercisable at the option of the holder on any business day not later than 5:00 P.M., New York time, on or after the date of issuance and on or before October 25, 2020.

Exercise Price. The new warrants provide for an exercise price of $5.80 per ordinary share. The pre-funded warrants provide for an exercise price of $0.01 per ordinary share, in each case subject to adjustment as described below under “—Anti-Dilution Protection.”

Exercise Limitations. Subject to certain exceptions, a warrant holder will not have the right to exercise any portion of the warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage upon at least 65 days’ prior notice from the holder to us.

Anti-Dilution Protection. The exercise price of the warrants and the number of warrant shares issuable upon exercise of the warrants will be subject to adjustment in the event of share splits, share dividends, and share combinations. In addition, holders of warrants will be entitled to participate in rights offerings or similar transactions involving the ordinary shares and in dividends or distributions on the ordinary shares to the same extent as if the holders had exercised their warrants into the full number of underlying ordinary shares.

Exercisability. The warrant holders must deliver an executed exercise notice, surrender the warrants if required, and surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the warrants.

Delivery of Warrant Shares. We will cause our transfer agent to transmit warrant shares purchased under the warrants to a warrant holder by crediting the account of the holder’s prime broker with the Depository Trust Company (“DTC”) through its Deposit and Withdrawal At Custodian (“DWAC”) system if we are then a participant in such system and either (A) there is an effective registration statement under the Securities Act permitting the resale of the warrant shares by the warrant holder, or (B) the warrant shares are otherwise eligible to be sold under Rule 144 without regard to the volume or manner of sale restrictions thereunder, and otherwise by physical delivery to the address specified by the warrant holder in its exercise notice, in each case by the date that is three trading days after the latest of (A) the delivery to us of the exercise notice and, if applicable, receipt of the DWAC request from the warrant holder’s prime broker, (B) surrender of the warrant (if required) and (C) payment of the aggregate exercise price.

Buy-in. In addition to any other rights available to the holder, if we fail to cause our transfer agent to transmit to the holder warrant shares, or to the holder of a certificate or certificates representing the warrant shares, in accordance with the terms of the warrants, and if the holder purchases or is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, ordinary shares to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage fees and commissions, if any) for the ordinary shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of warrant shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the warrants and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of ordinary shares that would have been issued had we timely complied with our exercise and delivery obligations hereunder.

No Fractional Shares. No fractional ordinary shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round up to the next whole share.

Transferability. The warrants may be transferred only pursuant to a registration statement filed under the Securities Act, or an exemption from such registration. Subject to such restrictions and subject to compliance with the applicable laws of Jersey, Channel Islands, we shall transfer the warrants from time to time upon the books to be maintained by us for that purpose, upon surrender for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as we may reasonably require to establish that such transfer is being made in accordance with the terms of the warrants, and a new warrant shall be issued to the transferee and we shall cancel the surrendered warrant.

Exchange Listing. We do not intend to list the warrants on any securities exchange or automated quotation system.

Fundamental Transactions. In the event (i) we, directly or indirectly, in a transaction or series of related transactions, effect any merger or consolidation and we are not the surviving corporation, or if (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in a transaction or a series of related transactions, or (iii) any, direct or indirect, purchase offer, tender offer or exchange offer whether by us or another entity is completed pursuant to which holders of ordinary shares are permitted to sell, tender or exchange their shares for other securities, cash or property and such has been accepted by the holders of 50% or more of the outstanding ordinary shares, or (iv) we, directly or indirectly, in a transaction or a series of related transactions, effect any reclassification, reorganization or recapitalization of the ordinary shares or any compulsory share exchange pursuant to which the ordinary shares are effectively converted into or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), (v) we, directly or indirectly, in a transaction or series of related transactions, consummate a stock or share purchase agreement or other agreement or business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group of persons acquires more than 50% of the outstanding ordinary shares, or (vi) a “person” or “group” within the meaning of the Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the our ordinary shares representing more than 50% of the voting power of all classes of our ordinary shares entitled generally to vote in the election of directors to tour board of directors (each a “fundamental transaction”), then, in the case of any fundamental transaction pursuant to which the ordinary shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. In addition, in the event of any fundamental transaction, we or the successor entity will, at a holder’s option, exercisable at any time beginning on the date of the consummation of the fundamental transaction and ending on the date that is 30 calendar days after the consummation of the fundamental transaction, purchase such holder’s warrants at a price determined in accordance with the terms of the warrants.

Amendment. The warrants may be modified or amended or the provisions thereof waived with the written consent of the company and the holders thereof.

Warrant Agent. Upon 30 days’ prior notice to the holders, we may appoint a warrant agent to maintain the warrant register for the warrants.

Memorandum and Articles of Association

Public limited companies formed under the laws of Jersey are governed in general by two organizational documents, a Memorandum of Association and Articles of Association. The Memorandum of Association sets forth the basic constitutional details of the company and its authorized share capital. The Articles of Association set forth other general corporate matters, including the rights of shareholders and provisions concerning shareholder and director meetings and directors’ terms and fees. The full text of both our Memorandum of Association and Articles of Association are exhibits to the registration statement of which this prospectus forms a part and are also available at our website, www.quotientbd.com. Information contained on our website or that is accessible through it is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, and you should not rely on any such information in making the decision whether to purchase the ordinary shares.

Quotient Memorandum of Association

Under the Jersey Companies Law, the capacity of a Jersey company is not limited by anything contained in its Memorandum or Articles of Association. Accordingly, we are able to operate in any markets and to provide any services which are legally permissible and that the directors deem appropriate. Our Memorandum of Association permits us to issue an unlimited number of shares and warrants.

Quotient Articles of Association

Voting rights

Each shareholder (other than holders of the preference shares) is entitled to one vote on a show of hands and to one vote per share held by such shareholder on a poll. There is no cumulative voting of shares.

Shareholders are ineligible to vote (unless our board determines otherwise) if any call or other sum presently payable by the shareholder to us in connection with such shares remains unpaid.

No holder of a preference share is entitled to vote (either in person or by proxy and whether on a poll or on a show of hands) at any general meeting of the Company or be counted in determining the total number of votes which may be case at any such meeting, or required for the purposes of an ordinary resolution or special resolution of any members or any class of members, or for the purposes of any other consent required under our Articles of Association, save that the holders of the preference shares are entitled to receive notice of, attend and vote at any meeting of the holders of the preference shares as a class, where each holder of a preference share is entitled to one vote per share on a poll.

Transfer of Shares

Shareholders may transfer certificated shares through a customary share transfer form and the presentation of the applicable physical share certificate. Any of our shares purchased on NASDAQ represent only beneficial interests in the underlying aggregate certificated share position held by DTC. Transfers in “street name” through the DTC system are legally considered a transfer of the beneficial interest and are to be conducted in accordance with NASDAQ and DTC procedures.

Beneficial holders in “street name” may request at any time that actual ordinary shares in certificated form be registered in their name which would therefore accord them full rights as legal shareholders under Jersey law. A beneficial holder’s broker may obtain on such holder’s behalf shares in certificated form through Continental Stock Transfer & Trust Company, our transfer agent. However, the conversion from a beneficial interest in securities legally owned by Cede & Co., the nominee used by DTC, as holder of legal title to the securities to actual securities, and vice versa, may require both time and the payment of processing fees to our transfer agent in addition to fees that may be levied by a beneficial holder’s brokerage firm.

Our Board of Directors in its discretion may suspend the registration of transfers of shares for periods not exceeding 30 days in any year. Our Board of Directors may also decline to register transfers of shares:

•	that are not fully paid; and

•	upon which we have a lien.

If our Board of Directors declines to register a transfer of shares, we must notify the transferee within two months thereafter.

Dividends and Other Distributions

In order to be able to declare any dividends, our directors must issue a statutory solvency statement to the effect that, immediately following the date on which the dividends are proposed to be paid, the company will be able to discharge its liabilities as they fall due and, having regard to the prospects of the company and to the intentions of the directors with respect to the management of the company’s business and the amount and character of the financial resources that will in the view of the directors be available to the company, the company will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the dividend is proposed to be paid (or until the company is dissolved on a solvent basis, if earlier).

Dividends (other than a Preferential Dividend) must be apportioned and paid pro rata according to the amounts paid on shares, unless otherwise specified in the rights attached to a specific class or classes of shares. Dividends (other than a Preferential Dividend) do not accrue interest and may, if unclaimed, be invested by our Board of Directors on our behalf until claimed. Any dividend unclaimed after a period of 12 years from the date of declaration of such dividend or the date on which such dividend became due for payment is forfeited and becomes our property.

Our Articles of Association provide that our Board of Directors may offer our shareholders the right to receive in lieu of any cash dividend (or part thereof) that we declare on our ordinary shares, such number of our ordinary shares that are (or nearly as possible) equivalent in value to the cash dividend, based on the market price of such shares determined in accordance with our Articles of Association.

The terms of our preference shares provide that, other than the Preferential Dividend, no holder of preference shares has any right to participate in any distribution made by the Company, whether of income, profits or otherwise.

Winding Up

If we are wound up (whether the liquidation is voluntary, under supervision, or by the courts of Jersey) the liquidator (or the board, where no liquidator is appointed) may, with the authority of a special resolution of our shareholders, divide among our shareholders part or all of our assets, or transfer any part of our assets to a trustee for the benefit of our shareholders.

Changes in Capital and Allotment of Securities

We may, by special resolution of our shareholders, alter our Memorandum of Association to increase or reduce the number of shares that we are authorized to issue, to consolidate all or any of our shares (whether issued or not) into fewer shares or to divide all or any of our shares (whether issued or not) into more shares, in each case in compliance with the Jersey Companies Law.

Subject to the provisions of the Jersey Companies Law, our board has the discretion to issue authorized but unissued shares.

Variation of Class Rights

The rights attaching to any class of shares may only be altered by written consent of holders of not less than two-thirds in number of the issued shares of that class, or by special resolution of the relevant class passed at a class shareholder meeting by the holders of not less than two-thirds in number of the issued shares of that class being voted in person or by proxy at such meeting.

Change in Control

There are no provisions in our Articles of Association which would have an effect of delaying, deferring or preventing a change in our control.

General Meetings

An annual general meeting and any other shareholders’ meeting (whether convened for the passing of an ordinary or a special resolution of our shareholders) shall be called by at least 14 clear days’ notice given to our shareholders, directors and our auditors.

Borrowing Powers

Our Board of Directors has the full authority to authorize our entry into agreements to borrow money, to grant security over our assets and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

Directors

We may, by resolution of our shareholders, vary the minimum or maximum number of directors (subject to a minimum of two directors). Currently the minimum number of directors is two and there is no maximum number of directors. We currently have eight members on our Board of Directors.

Shareholders are only able to appoint a person as a director at a shareholder meeting if (i) the relevant person has been recommended by our board or is a serving director who is retiring at that shareholder meeting; or (ii) if a shareholder (other than the person proposed as a director) who is entitled to attend and vote at that shareholder meeting has submitted written notice to us of their intention to nominate the relevant person during the period from (and including) the date that is 120 days before, to and including the date that is 90 days before, the first anniversary of the last annual general meeting of the Company meeting, along with a notice from the relevant person confirming their willingness to be appointed.

Directors are required to disclose any conflicts of interest with respect to any contract or proposed contract or any other arrangement or proposed arrangement with us.

Other Jersey, Channel Islands Law Considerations

Purchase of Own Shares

As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buy back or redemption have made a statutory solvency statement that, immediately following the date on which the buy back or redemption is proposed, the company will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, the company will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buy back or redemption is proposed (or until the company is dissolved on a solvent basis, if earlier).

If the above conditions are met, we may purchase shares in the manner described below.

We may purchase on a stock exchange our own fully paid shares pursuant to a special resolution of our shareholders. The resolution authorizing the purchase must specify:

•	the maximum number of shares to be purchased;

•	the maximum and minimum prices which may be paid; and

•	a date, not being later than 18 months after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a stock exchange pursuant to a special resolution of our shareholders but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem shares is not entitled to take part in such shareholder vote in respect of the shares to be purchased.

We may fund a redemption or purchase of our own shares from any source. We cannot purchase our shares if, as a result of such purchase, only redeemable shares would remain in issue.

If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by us are cancelled where we have not been authorized to hold these as treasury shares.

Mandatory Purchases and Acquisitions

The Jersey Companies Law provides that where a person has made an offer to acquire a class of all of our outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different to those under which the person made such offer.

Other than as described above, we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining shares on the same terms as such shareholder’s prior purchase.

Compromises and Arrangements

Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Jersey court may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

No Pre-Emptive Rights

The Jersey Companies Law does not confer any pre-emptive rights to purchase our shares or warrants on our security holders.

Rights of Minority Shareholders

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application. What amounts to unfair prejudice is not defined in the Jersey Companies Law. There may also be common law personal actions available to our shareholders.

Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.

Share Registrar (Transfer Agent)

The share registrar and transfer agent for our ordinary shares in the United States is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004. Continental Stock Transfer & Trust Company and its affiliates in Jersey, Channel Islands are collectively responsible for managing both our legal share register in Jersey, Channel Islands and our interaction, including moving our shares into and out of, the DTC system. Our legal share register is kept at 28 Esplanade, St Helier, JE2 3QA, Jersey, Channel Islands.

Listing

Our ordinary shares are quoted on the Nasdaq Global Market under the trading symbol “QTNT.”

There is no established trading market for the new warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the new warrants on any national securities exchange or other trading market. Without an active trading market, we expect the liquidity of the new warrants will be limited.

PLAN OF DISTRIBUTION

We are registering the new ordinary shares and new warrants previously issued and the warrant shares issuable upon exercise of the warrants by the selling security holders to permit the resale of these ordinary shares and new warrants by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the ordinary shares or warrants. We will, however, receive the proceeds of any exercises of warrants which, if received, would be used by us for working capital, operating expenses and general corporate purposes.

We will not be paying any underwriting discounts or commissions in this offering. The selling security holders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the securities. We will bear all costs, expenses and fees incident to our obligation to register the ordinary shares and new warrants, other than certain fees and disbursements of legal counsel to the selling security holders, as described below.

The selling security holders may (subject to receipt by us and/or such selling security holders of any applicable regulatory consents) sell all or a portion of the ordinary shares or new warrants beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares or new warrants are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares and new warrants may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares or new warrants at a stipulated price per share or warrant;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling security holders effect such transactions by selling ordinary shares or new warrants to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the ordinary shares or new warrants for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or new warrants or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares or new warrants in the course of hedging in positions they assume. The selling security holders may also sell ordinary shares or new warrants short and deliver ordinary shares or new warrants covered by this prospectus to close out short positions and to return borrowed shares or warrants in connection with such short sales. The selling security holders may also loan or pledge ordinary shares or new warrants to broker-dealers that in turn may sell such shares or warrants.

The selling security holders may pledge or grant a security interest in some or all of the ordinary shares or new warrants owned by them or issuable upon exercise of the warrants and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares or new warrants from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the ordinary shares or new warrants in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the private placement, officers and directors of the Company and Galen Partners have agreed, subject to certain limited exceptions, that until January 21, 2018, they will not, without the prior written consent of HCM and Perceptive, (1) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any ordinary shares or any other securities of our company that are substantially similar to ordinary shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to acquire, the foregoing, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or any other securities of our company that are substantially similar to ordinary shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to acquire, the foregoing, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise or (3) publicly announce an intention to effect any transaction specified in clause (1) or (2).

The selling security holders and any broker-dealer participating in the distribution of the ordinary shares or new warrants may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares or new warrants is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares or new warrants being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In compliance with the Financial Industry Regulatory Authority, Inc. (“FINRA”) guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Under the securities laws of some states, the ordinary shares or new warrants may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares or new warrants may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the ordinary shares or new warrants registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares or new warrants by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares or new warrants to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares or new warrants and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares or new warrants.

We will pay all expenses of the registration of the ordinary shares and new warrants pursuant to the registration rights agreement that was entered into in connection with the private placement, other than the fees and disbursements of legal counsel to the selling security holders (except as provided in the subscription agreements that were entered into in connection with the private placement). Pursuant to the subscription agreements, we agreed to reimburse the subscribers (other than our directors, officers and Galen International and Galen Partners V) for reasonable documented out-of-pocket fees of their legal counsel, up to a maximum of $200,000 in the aggregate for such subscribers, and we agreed to reimburse Galen Partners for reasonable documented out-of-pocket fees of its legal counsel, up to a maximum of $20,000 in the aggregate. The total fees are estimated to be approximately $475,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that selling security holders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares and new warrants will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of our ordinary shares and new warrants offered hereby will be passed upon for us by Carey Olsen, our Jersey, Channel Islands counsel, and certain other matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Quotient Limited appearing in the Annual Report on Form 10-K for the year ended March 31, 2017 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available for inspection and copying at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus is a part, are also available to you on the SEC’s website at www.sec.gov. We also maintain a website on the Internet with the address of www.quotientbd.com where you can find additional information. All internet addresses provided in this prospectus or any prospectus supplement are for information purposes only and are not intended to be hyperlinks. We are not incorporating by reference into this prospectus or any prospectus supplement the information on our website or any other website, and you should not consider our website or any other website to be a part of this prospectus, any prospectus supplement or other offering materials.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended March 31, 2017 filed with the SEC on May 25, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017 and September 30, 2017, filed with the SEC on August 8, 2017 and October 31, 2017, respectively;

•	our Current Reports on Form 8-K filed with the SEC on April 7, 2017, July 6, 2017, August 10, 2017, October 25, 2017 and October 30, 2017;

•	Amendment No. 3 to Form 8-A/A filed with the SEC on October 30, 2015; and

•	our definitive proxy statement on Schedule 14A, filed with the SEC on July 26, 2017.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the web site maintained by the SEC at http://www.sec.gov. In addition, if you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to the Company Secretary at Quotient Limited, 28 Esplanade, St Helier, JE2 3QA, Jersey, Channel Islands.